Exhibit 99.1

Retail Value Inc. 3300 Enterprise Parkway Beachwood, OH 44122 216-755-5500	For additional information: ir@retailvalueinc.com

FOR IMMEDIATE RELEASE:

Retail Value Inc. to Make Liquidating Distribution

BEACHWOOD, Ohio, February 29, 2024 - Retail Value Inc. (“RVI” or the “Company”) today announced that the Company’s Board of Directors authorized a liquidating distribution of $0.11 per share payable on April 3, 2024 to the holders of common shares as of 5:00 p.m. Eastern Time on April 2, 2024. The distribution will be funded with cash on hand.

Subject to uncertainties inherent in the winding-up of the Company, RVI may make one or more additional liquidating distributions. However, no assurances can be made as to the ultimate amounts to be distributed, if any, or the timing of any such distributions.

About RVI

RVI has completed the sale of all of its real estate holdings. On June 30, 2022, RVI filed a certificate of dissolution with the Ohio Secretary of State and the Company is in the process of winding up its business. RVI is managed by one or more subsidiaries of SITE Centers Corp. Additional information about RVI is available at www.retailvalueinc.com.

Safe Harbor

The Company considers information in this press release that relates to expectations for future periods to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including the amount of costs and expenses relating to the wind-up of the Company’s business; the Company’s ability to collect amounts owed to it by third parties; and the cost and outcome of any legal proceedings that may arise with respect to the Company. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.